Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Third Quarter 2010 Earnings
of $3.08 per Share and Increases Full-Year Earnings Guidance
•	Third quarter revenues of $1.38 billion increased 9 percent from prior year

•	Foreign tax credit benefits totaling $38.6 million favorably impacted earnings by $0.56 per share

•	Share repurchases in the quarter totaled $200 million

•	Guidance for 2010 EPS increased to a range of $10.27 to $10.47, including restructuring charges of $.08, and increased to a range of $10.35 to $10.55 excluding these charges
CLEVELAND, October 28, 2010 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the third quarter ended September 30, 2010, were $211.8 million, or $3.08 per diluted share, including after-tax restructuring credits of $0.3 million, or less than $.01 per diluted share, primarily related to restructuring initiatives in the Advanced Materials segment. Earnings for the third quarter of 2009 were $170.5 million, or $2.46 per diluted share, which included after-tax restructuring and impairment charges of $3.9 million, or $.06 per diluted share, primarily related to the closure of production facilities in the Advanced Materials segment and expenses associated with the company’s cost reduction actions initiated in the first quarter of 2009.
Third Quarter Consolidated Results
Consolidated revenues for the third quarter increased 9 percent to $1.38 billion compared with $1.27 billion in the third quarter of 2009. The year-over-year increase in revenues largely was due to a 10 percent improvement in the combination of price and product mix and 1 percent higher volume that more than offset a 2 percent impact from unfavorable currency.
Excluding the special charges in both periods, adjusted earnings were $211.5 million, or $3.08 per diluted share, for the third quarter of 2010 compared with $174.4 million, or $2.52 per diluted share, for the third quarter of 2009.

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Adjusted earnings per share for the third quarter of 2010 increased compared with the prior-year third quarter largely due to improvement in the combination of price and product mix, a lower effective tax rate and higher volume. These positive factors impacting earnings more than offset the effect of higher raw material costs and the favorable insurance recovery that reduced manufacturing costs in the year-earlier period.
During the third quarter of 2010, the company recorded a one-time tax benefit of $38.6 million related to its ability to utilize U.S. foreign tax credits from previous years. This benefit reduced the company’s quarterly effective tax rate to 14.4%, and favorably impacted earnings in the quarter by approximately $0.56 per diluted share.
Commenting on the results, CEO James Hambrick stated, “We are on track with where we expected to be at this point in the year, and I continue to be very pleased by our performance. Excluding the impacts from tax benefits and the 2009 insurance recovery, we outperformed last year, which was at the time a record quarter for the company. Last quarter we projected second half volumes to be greater than the second half of 2009, but with a more normal order pattern distribution, and so far this is the case. The third quarter of 2009 was atypical as it benefitted from significant inventory restocking by Additives’ customers, so we had a very high hurdle to meet. Volumes for this quarter came in as planned and edged out last year’s result, demonstrating steady improvement for the markets and applications we serve.”
Nine Month Consolidated Results
For the first nine months of 2010, consolidated revenues increased 21 percent to $4.10 billion compared with $3.40 billion for the first nine months of 2009. Consolidated earnings were $575.5 million, or $8.28 per diluted share, including after-tax restructuring and impairment charges of $0.6 million, or $.01 per diluted share. Earnings for the first nine months of 2009 were $366.6 million, or $5.34 per diluted share, including after-tax restructuring and impairment charges of $18.0 million, or $.26 per diluted share. Excluding the special charges from both periods, earnings of $8.29 per diluted share in the first nine months of 2010 compared with earnings of $5.60 per diluted share in the first nine months of 2009.
Cash flow from operations for the first nine months of 2010 was $441 million, down from $734 million in the year-earlier period. The decrease primarily was attributable to the change in inventory quantities between the two periods together with higher cost inventory in 2010 and higher receivables from increased revenues and the recognition of the income tax receivable associated with the foreign tax credits, partially offset by the improvement in earnings. Capital expenditures in the first nine months of 2010 were approximately $109 million, which compared with $107 million in the prior-year period. The company’s cash balance at September 30, 2010, was $918 million compared with a cash balance of $991 million at December 31, 2009.
Share Repurchases During the Third Quarter of 2010
As announced on October 5, 2010, the company continued its share repurchase activity during the third quarter of 2010 by purchasing 2.1 million shares for $200.5 million at an average price of approximately $95 per share. Year-to-date 2010, the company has repurchased approximately 3.7 million shares for $326.0 million at an average price of approximately $89 per share.
Approximately 5.1 million shares remain under the existing share repurchase authorization. Through this program, Lubrizol expects to make purchases from time to time either in the open

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market or through private transactions. Although the repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time, the company expects the current program will be completed by mid-2012.
Earnings Outlook
The company increased its earnings guidance that was issued on July 29. The company’s guidance for 2010 earnings is now in the range of $10.27 to $10.47 per diluted share, including restructuring charges of $.08 per diluted share, primarily related to the closing of a Canadian additives blending facility and restructuring initiatives in the Advanced Materials segment. For 2009, the company reported earnings of $7.26 per diluted share, including restructuring and impairment charges of $.29 per share. Excluding the special charges from both years, the company projects 2010 adjusted earnings in the range of $10.35 to $10.55 per diluted share, which compares with 2009 adjusted earnings of $7.55 per diluted share.
Key updated assumptions for this revised guidance and cash flow include:
•	An effective tax rate of 28.0 percent for the year;

•	The euro to average $1.35 for the remainder of the year;

•	A working capital use of cash of approximately $180 million;

•	Capital expenditures for the year of approximately $170 million; and

•	Average shares outstanding of approximately 68.8 million for the year.
Regarding the earnings outlook, Hambrick noted, “Our updated earnings projection continues to reflect our confidence in the performance of our businesses. With the greater part of 2010 behind us, it is clear this will be our seventh consecutive record year of growth in operating income. And we expect this growth to continue. At our October 5 analyst day, we updated our longer-term growth and profitability targets and established a goal for earnings of $13.50 per share in 2013. We outlined a very reasonable path to achieve earnings growth of 8 to 11 percent annually through the balanced contribution of our business segments and our existing share repurchase authorization.”
“Our overall success ultimately is derived by satisfying our customers’ needs and making their products more valued in the marketplace. We are committed to investing in the technology and infrastructure that will help us grow to meet these needs through innovation and geographic expansion. Our balance sheet is strong, and we will deploy it as necessary to meet our objectives. These actions reflect our continuing commitment to reward shareholders with superior long-term returns.”
Conference Call on the Web
A live audio webcast of the third quarter earnings conference call with investors will be held on October 28 at 11:00 a.m. Eastern time on the Investors page of www.lubrizol.com and will be available for replay for 30 days. Following the call, a transcript will be posted on the Investors page of the Web site in the Financial Reports section.

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About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$1,383.8	$1,274.6	$4,100.5	$3,398.0
Cost of sales	929.3	814.0	2,721.7	2,269.7

Gross profit	454.5	460.6	1,378.8	1,128.3

Selling and administrative expenses	116.0	117.7	338.9	323.3
Research, testing and development expenses	54.6	54.8	160.3	153.0
Amortization of intangible assets	6.2	6.3	18.7	18.8
Restructuring and impairment (credits) charges	(0.4)	5.8	1.0	27.3
Other expense (income) — net	4.2	2.8	(15.5)	(7.7)
Interest expense — net	23.5	25.0	70.4	77.6

Income before income taxes	250.4	248.2	805.0	536.0
Provision for income taxes	36.1	73.5	217.1	160.2

Net income	214.3	174.7	587.9	375.8
Net income attributable to noncontrolling interests	2.5	4.2	12.4	9.2

Net income attributable to The Lubrizol Corporation	$211.8	$170.5	$575.5	$366.6

Earnings per share attributable to
The Lubrizol Corporation:
Basic	$3.15	$2.50	$8.46	$5.40

Diluted	$3.08	$2.46	$8.28	$5.34

Weighted-average common shares outstanding:
Basic	67.2	68.1	68.0	67.9

Diluted	68.8	69.4	69.5	68.7

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	September 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$918.2	$991.0
Receivables	816.3	615.1
Inventories	762.7	630.5
Other current assets	117.6	110.0

Total current assets	2,614.8	2,346.6

Property and equipment — net	1,168.0	1,187.6
Goodwill and intangible assets — net	1,074.6	1,121.4
Other assets	171.1	114.4

Total	$5,028.5	$4,770.0

Liabilities and Equity
Current portion of long-term debt	$0.4	$0.3
Accounts payable	360.6	299.5
Accrued expenses and other current liabilities	373.0	337.4

Total current liabilities	734.0	637.2

Long-term debt	1,356.0	1,390.3
Other noncurrent liabilities	623.7	612.7

Total liabilities	2,713.7	2,640.2

Redeemable stock-based awards	8.4	—

Total equity	2,306.4	2,129.8

Total	$5,028.5	$4,770.0

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Nine Months Ended
	September 30,
	2010	2009
Cash provided by (used for):
Operating activities:
Net income	$587.9	$375.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	125.2	125.6
Deferred income taxes	11.9	(2.2)
Stock-based compensation	13.5	17.1
Restructuring and impairment charges	0.1	11.0
Net change in working capital	(260.0)	193.5
Payment for land lease	(29.2)	—
Other items — net	(8.6)	13.3

Total operating activities	440.8	734.1

Investing activities:
Capital expenditures	(108.7)	(107.1)
Other items — net	4.5	4.8

Total investing activities	(104.2)	(102.3)

Financing activities:
Changes in short-term debt — net	—	(4.8)
Repayments of long-term debt	(46.0)	(286.0)
Proceeds from the issuance of long-term debt	—	646.3
Proceeds from restricted government grants	20.0	—
Payment of Treasury rate lock upon settlement	—	(16.7)
Payment of debt issuance costs	(2.9)	(4.8)
Dividends paid	(70.1)	(62.8)
Dividends paid to noncontrolling interests	(10.6)	(2.5)
Common shares purchased	(326.0)	—
Proceeds from the exercise of stock options	18.7	22.5
Tax benefit from the exercise of stock options	14.8	7.0

Total financing activities	(402.1)	298.2

Effect of exchange rate changes on cash	(7.3)	11.2

Net (decrease) increase in cash and cash equivalents	(72.8)	941.2

Cash and cash equivalents at the beginning of period	991.0	186.2

Cash and cash equivalents at the end of period	$918.2	$1,127.4

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues from external customers:
Lubrizol Additives	$989.6	$914.5	$2,946.0	$2,445.1
Lubrizol Advanced Materials	394.2	360.1	1,154.5	952.9

Total revenues	$1,383.8	$1,274.6	$4,100.5	$3,398.0

Segment operating income:
Lubrizol Additives	$247.9	$256.5	$765.8	$596.4
Lubrizol Advanced Materials	59.1	60.5	182.2	122.6

Total segment operating income	307.0	317.0	948.0	719.0

Corporate expenses	(25.7)	(31.7)	(76.5)	(76.5)
Corporate other (expense) income — net	(7.8)	(6.3)	4.9	(1.6)
Restructuring and impairment credits (charges)	0.4	(5.8)	(1.0)	(27.3)
Interest expense — net	(23.5)	(25.0)	(70.4)	(77.6)

Income before income taxes	$250.4	$248.2	$805.0	$536.0

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three and Nine Months Ended September 30, 2010 and 2009
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of restructuring and impairment (credits) charges assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. Management uses earnings as adjusted to measure and evaluate performance and to determine in part incentive compensation. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures.

	Three Months Ended			Three Months Ended
	September 30, 2010			September 30, 2009
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS
Earnings	$250.4	$211.8	$3.08	$248.2	$170.5	$2.46

Adjustments:
Restructuring and impairment (credits) charges	(0.4)	(0.3)	—	5.8	3.9	0.06

Earnings as adjusted (Non-GAAP)	$250.0	$211.5	$3.08	$254.0	$174.4	$2.52

	Nine Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2009
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS
Earnings	$805.0	$575.5	$8.28	$536.0	$366.6	$5.34

Adjustments:
Restructuring and impairment charges	1.0	0.6	0.01	27.3	18.0	0.26

Earnings as adjusted (Non-GAAP)	$806.0	$576.1	$8.29	$563.3	$384.6	$5.60

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three and Nine Months Ended September 30, 2010 and 2009
Reconciliation of Net Income Attributable to The Lubrizol Corporation
   to Earnings Before Interest and Taxes (EBIT), and Before Restructuring
   and Impairment (Credits) Charges (Adjusted EBIT)
   (In Millions of Dollars)
Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring and impairment (credits) charges (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (GAAP). EBIT and Adjusted EBIT may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP. EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense — net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment (credits) charges to derive Adjusted EBIT. We believe that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation and may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures. In addition, we evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income attributable to The Lubrizol Corporation	$211.8	$170.5	$575.5	$366.6
Add back:
Interest expense — net	23.5	25.0	70.4	77.6
Provision for income taxes	36.1	73.5	217.1	160.2

Earnings before interest and taxes (EBIT)	271.4	269.0	863.0	604.4

Restructuring and impairment (credits) charges	(0.4)	5.8	1.0	27.3

Earnings before interest, taxes and restructuring and impairment (credits) charges (Adjusted EBIT)	$271.0	$274.8	$864.0	$631.7

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Year Ended December 31, 2009
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of restructuring and impairment charges assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. Management uses earnings as adjusted to measure and evaluate performance and to determine in part incentive compensation. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures.

	Year Ended
	December 31, 2009
	Income	Net Income
	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS
Earnings	$725.8	$500.8	$7.26

Adjustments:
Restructuring and impairment charges	30.4	19.8	0.29

Earnings as adjusted (Non-GAAP)	$756.2	$520.6	$7.55